Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

DPL COMPLETES BOND REFINANCING

DAYTON, Ohio, August 19, 2005 – DPL Inc.’s (NYSE: DPL) principal subsidiary, The Dayton Power and Light Company, has completed the refinancing of $214 million of pollution control debt obligations.

“The refinancing of these bonds complements our debt reduction initiatives and improves our overall credit profile,” stated John Gillen, Senior Vice President and Chief Financial Officer of DPL Inc.

The specific issues refinanced consist of:

•                  $41.3 million of Ohio Water Development Authority bonds.

•                  $137.8 million of Ohio Air Quality Development bonds.

•                  $35.3 million of Boone County, Kentucky bonds.

The weighted average interest rate of 6.26% on the original bonds is being replaced with a weighted average interest rate of 4.78% on the new bonds. The original bonds will be redeemed on September 16, 2005 according to the terms of the indentures.

The bond refinancing is part of a previously announced financial restructuring program which includes reducing debt by up to $500 million and repurchasing up to $400 million of stock. This program is being funded by proceeds received from the sale of the Company’s private equity investment portfolio.

About DPL

DPL Inc. (NYSE: DPL) is a regional electric energy and utility company. DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER). DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major governmental, industrial, and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units. Further information can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control.  Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.